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                                                                    EXHIBIT 23.2

                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


Microelectronic Packaging, Inc.
San Diego, California


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-06677) of our report dated March 26, 1997, except for Note 17, paragraph 8 which is as of April 5, 1997, and note 9 paragraph 11 which is as of April 10, 1997 relating to the consolidated financial statements of Microelectronic Packaging, Inc., and of our report dated March 26, 1997 relating to the schedules, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


                                                         BDO SEIDMAN, LLP

Costa Mesa, California
April 14, 1997